Exhibit 99.1

Names and addresses of each other reporting person

CK Opportunities GP, LLC
Knighthead Opportunities Capital Mgmt
320 Park Avenue, Floor 28
New York, NY 10022

Certares Opportunities LLC
350 Madison Avenue
Floor 8
New York, NY 10017

Knighthead Opportunities Capital Management, LLC
320 Park Avenue, Floor 28
New York, NY 10022